Exhibit 99.B(h)(4)(b)

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS

AND

BISYS FUND SERVICES OHIO, INC.

FUNDS

Name of Portfolio
1.	Balanced Fund
2.	Core Bond Fund
3.	Diversified Stock Fund
4.	Established Value Fund
5.	Federal Money Market Fund
6.	Financial Reserves Fund
7.	Fund for Income
8.	Global Equity Fund
9.	Government Reserves Fund
10.	Institutional Money Market Fund
11.	International Fund
12.	International Select Fund
13.	Investment Grade Convertible Fund
14.	Large Cap Growth Fund
15.	National Municipal Bond Fund
16.	Ohio Municipal Bond Fund
17.	Ohio Municipal Money Market Fund
18.	Prime Obligations Fund
19.	Small Company Opportunity Fund
20.	Special Value Fund
21.	Stock Index Fund
22.	Tax-Free Money Market Fund
23.	Value Fund

As of December 2, 2009